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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
H&E Equipment Services L.L.C.:

We consent to the use of our reports dated February 21, 2001 with respect to the consolidated statements of operations, members' equity (deficit) and cash flows of H&E Equipment Services L.L.C. (Formerly Gulf Wide Industries, L.L.C.) and Subsidiary, Baton Rouge, Louisiana, for the year ended December 31, 2000 and the related consolidated financial statement schedule, all included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/    Hawthorn, Waymouth & Carroll, L.L.P.

Baton Rouge, Louisiana
December 24, 2003

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INDEPENDENT AUDITORS' CONSENT